STOCK PURCHASE AGREEMENT

BY

TRANSIT GROUP, INC.
f/k/a GENERAL PARCEL SERVICE, INC.

AND

THE ROBERT E. MAZUREK
AND
JOANN E. MAZUREK IRREVOCABLE UNITRUST

AND

ROBERT E. MAZUREK

AND

JOANN E. MAZUREK, INDIVIDUALLY

AND

THE CAROLINA PACIFIC DISTRIBUTORS, INC.
EMPLOYEE STOCK OWNERSHIP PLAN

DATED: July 11, 1997

TABLE OF CONTENTS

	1.	DEFINITIONS
	2.	SALE AND TRANSFER OF SHARES; CLOSING
		2.1 	SHARES
		2.2 	PURCHASE PRICE
		2.3 	CLOSING
		2.4	CLOSING OBLIGATIONS

 3.	REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS
		3.1 	ORGANIZATION AND GOOD STANDING
		3.2 	AUTHORITY; NO CONFLICT
		3.3 	CAPITALIZATION
		3.4 	FINANCIAL STATEMENTS
		3.5 	BOOKS AND RECORDS
		3.6 	TITLE TO PROPERTIES; ENCUMBRANCES
		3.7 	CONDITION AND SUFFICIENCY OF ASSETS
		3.8 	ACCOUNTS RECEIVABLE
		3.9 	NO UNDISCLOSED LIABILITIES
		3.10 	TAXES
		3.11 	NO MATERIAL ADVERSE CHANGE.
		3.12 	EMPLOYEE BENEFITS
		3.13	COMPLIANCE
		3.14	LITIGATION
		3.15	ABSENCE OF CHANGES
		3.16 	CONTRACTS; NO DEFAULTS
		3.17 	INSURANCE
		3.18 	ENVIRONMENTAL MATTERS
		3.19 	EMPLOYEES; INDEPENDENT CONTRACTORS
		3.20	LABOR RELATIONS; COMPLIANCE
		3.21 	INTELLECTUAL PROPERTY
		3.22	RELATIONSHIPS WITH RELATED PERSONS
		3.23	BROKERS OR FINDERS
		3.24	DISCLOSURE

	4.	REPRESENTATIONS AND WARRANTIES OF BUYER
		4.1	ORGANIZATION AND GOOD STANDING
		4.2	AUTHORITY; NO CONFLICT
		4.3	INVESTMENT INTENT
		4.4	CERTAIN PROCEEDINGS
		4.5	BROKERS OR FINDERS
		4.6	PUBLIC FILINGS

	5.	COVENANTS OF SELLERS PRIOR TO CLOSING DATE
		5.1	ACCESS AND INVESTIGATION
		5.2	OPERATION OF THE BUSINESSES OF THE COMPANY
		5.3	NEGATIVE COVENANT
		5.4	NOTIFICATION
		5.5	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS
		5.6	NO NEGOTIATION
		5.7	BEST EFFORTS

	6.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
		6.1	ACCURACY OF REPRESENTATIONS
		6.2	SELLERS' PERFORMANCE
		6.3	CONSENTS
		6.4	ADDITIONAL DOCUMENTS
		6.5	NO PROCEEDINGS
		6.6	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE
			PROCEEDS

	7.	CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE
		7.1	ACCURACY OF REPRESENTATIONS
		7.2	BUYER'S PERFORMANCE
		7.3	CONSENTS
		7.4	ADDITIONAL DOCUMENTS
		7.5	NO PROCEEDINGS

	8.	TERMINATION
		8.1	TERMINATION EVENTS
		8.2	EFFECT OF TERMINATION

	9.	INDEMNIFICATION; REMEDIES
		9.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY
				KNOWLEDGE
		9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY PRINCIPAL
    SELLERS
		9.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER
		9.4	TIME LIMITATIONS
		9.5	PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS
		9.6	PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

	10.	GENERAL PROVISIONS
		10.1	EXPENSES
		10.2	PUBLIC ANNOUNCEMENTS
		10.3	CONFIDENTIALITY
		10.4	NOTICES
		10.5	FURTHER ASSURANCES
		10.6	WAIVER
		10.7	ENTIRE AGREEMENT AND MODIFICATION
		10.8	DISCLOSURE LETTER
		10.9	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
		10.10	SEVERABILITY
		10.11	SECTION HEADINGS, CONSTRUCTION
		10.12	TIME OF ESSENCE
		10.13	GOVERNING LAW
		10.14	COUNTERPARTS


Stock Purchase Agreement

	This Stock Purchase Agreement ("Agreement") is made as of July 11, 1997, by Transit Group, Inc., f/k/a General Parcel Service,
Inc., a Florida corporation ("Buyer"), Robert E. Mazurek and
Joann E. Mazurek, individual residents in North Carolina
(together, the "Principal Sellers"), The Robert E. Mazurek and
Joann E. Mazurek Irrevocable Unitrust (the "Trust"), and The
Carolina Pacific Distributors, Inc. Employee Stock Ownership
Plan (the "ESOP" and, collectively with the Trust, "Sellers").

RECITALS

	A.	Sellers desire to sell, and Buyer desires to purchase, all
of the issued and outstanding shares (the "Shares") of capital stock of Carolina Pacific Distributors, Inc., a North Carolina corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

	B.	Sellers are the sole shareholders of the Company.  The
Principal Sellers are the grantors and beneficiaries of the Trust.

AGREEMENT

	For and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

	1.	DEFINITIONS

	For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

	"Agreement" --this Stock Purchase Agreement together with all Schedules and Exhibits hereto.

	"Balance Sheet"--as defined in Section 3.4.

	"Buyer"--as defined in the first paragraph of this Agreement.

	"Closing"--as defined in Section 2.3.

	"Closing Date"--the date and time as of which the Closing actually takes place.

	"Company"--collectively the Company identified in the Recitals to this Agreement together with each subsidiary of same.

	"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

	(a) 	the sale of the Shares by Sellers to Buyer;

	(b) 	the execution, delivery, and performance of the
      Noncompetition Agreements and the Escrow Agreement.

	(c) 	the performance by Buyer and Sellers of their respective
      covenants and obligations under this Agreement; and

	(d) 	Buyer's acquisition and ownership of the Shares.

	"Damages"--as defined in Section 9.2.

	"Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

	"Environmental Law"--any law or regulation that requires or relates to:

	(a) 	advising appropriate authorities, employees, and the
      public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

	(b) 	preventing or reducing to acceptable levels the release of
      pollutants or hazardous substances or materials into the environment;

	(c) 	reducing to acceptable levels the risks inherent in the
      transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

	(d) 	cleaning up pollutants that have been released, preventing
      the threat of release, or paying the costs of such clean up or prevention; or

	(e) 	making responsible parties pay private parties, or groups
      of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

	"ERISA"--the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that act or any successor law.

	"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in
  Section 3.4 were prepared.

	"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

	"Noncompetition Agreements"--as defined in Section 2.4(a)(iii).

	"Occupational Safety and Health Law"--any law or regulation designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program in which the Company participates, if any, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

	"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

	"Sellers"--as defined in the first paragraph of this Agreement.

	"Shares"--as defined in the Recitals of this Agreement.

	2.	SALE AND TRANSFER OF SHARES; CLOSING

	2.1 	SHARES.  Subject to the terms and conditions of this
Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

	2.2 	PURCHASE PRICE.  The purchase price for the Shares will be
an amount equal to (i) US Three Million Five Hundred Thousand
Dollars (US $3,500,000) in cash, to be paid by wire transfer or certified check and (ii) the issuance of One Million Seven
Hundred Thirty-Three Thousand Three Hundred Thirty-Three
(1,733,333) shares of common stock of the Buyer (collectively the "Purchase Price").

	2.3 	CLOSING.  The consummation of the purchase and sale
provided for in this Agreement (the "Closing") will take place at the offices of Sellers' counsel, Wyatt Early Harris &
Wheeler, L.L.P., located at 1912 Eastchester Drive, Suite 400,
High Point, North Carolina, at 10:00 a.m.  (local time) on July
11, 1997, or at such time and place as the parties may agree.

	2.4	CLOSING OBLIGATIONS.  At the Closing:

	(a) 	Sellers will deliver to Buyer:

			(i) 	certificates representing the Shares, duly endorsed for
transfer to Buyer (or accompanied by duly executed stock
powers), with signatures guaranteed by a commercial bank;

			(ii) 	releases and resignations from the officers and
directors of the Company duly executed by such parties;

			(iii) 	noncompetition agreements in the form of Exhibit "A,"
executed by the Principal Sellers (collectively, the
"Noncompetition Agreements"); and

			(iv)	a certificate executed by the Principal Sellers
certifying to Buyer that each of the Principal Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing
Date.

	(b) 	Buyer will deliver to Sellers:

			(i) 	the cash portion of the Purchase Price by wire transfer
or bank cashier's or certified check payable to the order of the
Trust;

			(ii)	share certificates representing the stock portion of the
Purchase Price in the name of the Sellers in the proportions shown on Exhibit "B"; and

			(iii) 	a certificate executed by Buyer to the effect that
each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

	3.	REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS

	The Principal Sellers represent and warrant to Buyer as follows:

	3.1 	ORGANIZATION AND GOOD STANDING.

	(a) 	Part 3.1 of the Disclosure Letter contains a statement of
the Company's jurisdiction of incorporation, a list of all other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

	(b) 	The Principal Sellers have delivered to Buyer copies of
the Articles of Incorporation and Bylaws of the Company, as currently in effect.

	3.2 	AUTHORITY; NO CONFLICT.

	(a) 	This Agreement constitutes the legal, valid, and binding
obligation of the Principal Sellers and the Sellers, enforceable against them in accordance with its terms. Upon the execution and delivery by the Principal Sellers of the Noncompetition
Agreements, the Noncompetition Agreements will constitute the legal, valid, and binding obligations of the Principal Sellers, enforceable against them in accordance with their respective terms. Sellers and the Principal Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Noncompetition Agreements (as to the Principal Sellers) and to perform their obligations under this Agreement and the Noncompetition Agreements (as to the Principal Sellers).

	(b) 	Neither the execution and delivery of this Agreement nor
the consummation or performance of any of the Contemplated
Transactions will, directly or indirectly (with or without notice or lapse of time):

		(i) 	contravene, conflict with, or result in a violation of
(A) any provision of the Articles of Incorporation or Bylaws of the Company; or (B) any resolution adopted by the board of directors or the stockholders of the Company; or (C) any of the terms or requirements of any permit, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; or (D) any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Company is bound; or

 	(ii) 	result in the imposition or creation of any lien, claim
or encumbrance upon or with respect to any of the assets owned or used by the Company.

	(c)	Except as set forth in Part 3.2 of the Disclosure Letter,
neither Sellers, the Principal Sellers nor the Company is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

	3.3 	CAPITALIZATION.  The authorized equity securities of the
Company consist of 10,000,000 shares of common stock, par value
$.01 per share, of which 848,500 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all liens, claims or encumbrances. The shares are owned of record as shown on Exhibit "B." With the exception of the Shares (which are owned by Sellers), there are no other outstanding equity securities or other securities of the Company. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other law or regulation. The Company does not own, nor does it have any contract to acquire, any equity securities or other securities of any person (other than the Company) or any direct or indirect equity or ownership interest in any other business.


	3.4 	FINANCIAL STATEMENTS.  The Principal Sellers have
delivered to Buyer: (a) unaudited balance sheets of the Company as at September 30 in each of the years 1991 through 1996, and the related unaudited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and (b) a balance sheet of the Company as at May 31, 1997 (the "Balance Sheet"). Such financial statements and the notes thereto fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, in accordance with accounting principles consistently applied throughout the periods involved.

	3.5 	BOOKS AND RECORDS.  The books of account, minute books,
stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with applicable law. The minute books of the Company contain accurate and complete records of all corporate actions taken by the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company.

	3.6 	TITLE TO PROPERTIES; ENCUMBRANCES.  Part 3.6 of the
Disclosure Letter contains a complete and accurate list of all real property and material items of personal property owned by the Company. The Company owns good and marketable title to the properties and assets located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet. Except as set forth in Part 3.6 of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet are free and clear of all liens, claims or encumbrances and are not, in the case of real property, subject to any use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto.

	3.7 	CONDITION AND SUFFICIENCY OF ASSETS.  The buildings,
plants, structures, and equipment owned or leased by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment owned or leased by the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

	3.8 	ACCOUNTS RECEIVABLE.  All accounts receivable of the
Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the accounts receivable are or will be current as of the Closing Date. Except as disclosed in
Part 3.14 of the Disclosure Letter, there is no pending contest, claim, or right of set-off relating to the amount or validity of such accounts receivable, and the Company has not taken any action or allowed any omission which would entitle any account debtor of the Company to validly contest, claim or set-off any amount of such account receivable.

	3.9 	NO UNDISCLOSED LIABILITIES.  The Company has no
liabilities or obligations of any nature (whether known and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the dates thereof.

	3.10 	TAXES.


 (a) 	The Company has filed or caused to be filed on a timely
basis all tax returns that are or were required to be filed by or with respect to it. The Company has paid, or made provision for the payment of, all taxes that have or may have become due for all periods prior to Closing.

	(b) 	No United States, federal or state income tax returns of
the Company have been audited by the IRS or relevant state tax authorities. Neither Sellers nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of the Company.

	(c) 	The charges, accruals, and reserves with respect to taxes
on the books of the Company are adequate and are at least equal to the Company's liability for taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet. All taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

	(d) 	All tax returns filed by the Company are true, correct,
and complete. The Company is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

	3.11 	NO MATERIAL ADVERSE CHANGE.  Since the date of the
Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

	3.12 	EMPLOYEE BENEFITS.  Part 3.12 of the Company's Disclosure
Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company (the "Plans"), including, without limitation, all "employee benefit plans" as defined in Section 3(3) of ERISA.
All contributions due from the Company with respect to any of the Plans have been made or accrued on the Company's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing. Each of the Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Internal Revenue Code. All such Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under I.R.C. Section 401(a)(8) have received favorable determination letters that such plans satisfy all qualification requirements. In addition, the Company has not been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company sponsors as employer or in which the Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax.

	3.13	COMPLIANCE.

	(a)	The Company is and at all times has conducted its business
and the ownership and use of its assets in full compliance in all material respects with all applicable laws.

	(b)	Part 3.13 of the Disclosure Letter contains a complete and
accurate list of each permit or governmental consent or authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each such permit or governmental consent or authorization is valid and in full force and effect and constitutes all of the governmental authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner currently conducted.

	3.14	LITIGATION.


	(a) 	Except as set forth in Part 3.14 of the Disclosure Letter,
there is no pending or to the knowledge of the Principal
Sellers, threatened action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

	(b) 	There is no order or court decision to which the Company,
the Sellers, the Principal Sellers, any director or officer of the Company, or any of the assets owned or used by the Company, is subject.

	3.15	ABSENCE OF CHANGES.  Except as set forth in Part 3.15 of
the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course and there has not been any:

	(a) 	change in the Company's authorized or issued capital
stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any purchase, redemption or stock retirement rights, or any acquisition by the Company of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

	(b) 	amendment to the Articles of Incorporation or Bylaws of
the Company;

	(c) 	payment or increase by the Company of any bonuses,
salaries, or other compensation to any stockholder, director, officer, or employee (except normal raises in the ordinary course of business consistent with past practices), or entry into any employment, severance, or similar contract with any director, officer, or employee;

	(d) 	adoption of, or increase in the payments to or benefits
under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

	(e) 	damage to or destruction or loss of any material asset or
property of the Company, whether or not covered by insurance;

	(f) 	entry into, termination of, or receipt of notice of
termination of any material contract or any contract or transaction involving a total remaining commitment by or to the Company of $50,000 or more;

	(g) 	sale, lease, or other disposition of any material asset or
property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

	(h) 	material change in the accounting methods used by the
Company; or

	(i) 	agreement, whether oral or written, by the Company to do
any of the foregoing.

	3.16 	CONTRACTS; NO DEFAULTS.

	(a) 	Part 3.16 of the Disclosure Letter contains a complete and
accurate list, and the Principals Sellers have delivered to Buyer true and complete copies, of:

		(i) 	each contract that involves performance of services or
delivery of goods or materials by or to the Company of an amount or value in excess of $50,000;

		(ii) 	each lease, license, installment and conditional sale
agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

		(iii) 	each collective bargaining agreement and other contract
to or with any labor union or other employee representative or a group of employees;

		(iv) 	each joint venture, partnership, and other contract
involving a sharing of profits, losses, costs, or liabilities by the Company with any other person;

		(v) 	each contract containing covenants that in any way
purport to restrict the business activity of the Company;

		(vi) 	each power of attorney that is currently effective and
outstanding; and

		(vii) 	each written warranty, guaranty, and or other similar
undertaking by the Company.

	(b) 	Each contract identified or required to be identified in
Part 3.16 of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. The
Company is, and at all times has been, in full compliance in all material respects with all applicable terms and requirements of each contract. Each third party to any contract with the Company is, and at all times has been, in full compliance in all material respects with all applicable terms and requirements of such contract. The Company has not given nor received notice from any other person regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract, and no default or event of default has occurred thereunder.

	3.17 	INSURANCE.

	(a) 	The Principal Sellers have delivered to Buyer true and
complete copies of all insurance policies to which the Company is a party or under which the Company is or has been covered at any time within the five (5) years preceding the date of this Agreement, and true and complete copies of all pending applications for policies of insurance.

	(b) 	All policies to which the Company is a party or that
provide coverage to either the Principal Sellers, the Company, or any director or officer of the Company (i) are valid, outstanding, and enforceable; (ii) in the judgment of the Principal Sellers, are issued by an insurer that is financially sound and reputable; (iii) provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against in the Company's industry; (iv) will not terminate by virtue of the consummation of the Contemplated Transactions; and (v) except for the Company's workers' compensation insurance policy, do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

	(c)	Neither the Principal Sellers nor the Company has received
(i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

	(d)	The Company has paid all premiums due, and have otherwise
performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company.
The Company has given notice to the insurer of all claims that may be insured thereby.

	3.18 	ENVIRONMENTAL MATTERS.

	(a) 	The Company is, and at all times has been, in full
compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law.
The Principal Sellers have no basis to expect, nor has either Principal Seller or the Company received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen, or (ii) the current or prior owner or operator of any facilities owned or leased by the Company, of any actual or potential violation or failure to comply with any Environmental Law.

	(b) 	Except as set forth on Part 3.18 of the Disclosure letter,
there are no Hazardous Materials at the facilities owned or leased by the Company or, to the knowledge of the Principal
Sellers, at any adjoining property, including any Hazardous
Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps or equipment, or incorporated into any structure therein or thereon. All
Hazardous Materials present on the Company's property have been used, stored and handled in material compliance with all applicable Environmental Laws.

	(c) 	The Principal Sellers have delivered to Buyer true and
complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials in, on, or under the facilities owned or leased by the Company.

	3.19 	EMPLOYEES; INDEPENDENT CONTRACTORS.

	(a) 	Part 3.19 of the Disclosure Letter contains a complete and
accurate list of (i) each employee or director of the Company, including each employee on leave of absence or layoff status, his or her job title, and current compensation; and (ii) each independent contractor (other than attorneys, accountants and other professionals) of the Company, the type of services he or she provides to the Company and their current compensation.

	(b)	To the best knowledge of the Principal Sellers, no employee
of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties to the Company, or (ii) the ability of the Company to conduct its business.

	(c)	All persons rendering services to the Company have been
properly characterized and treated as either employees or owner-operators, and the Company has not received notice of, nor do the Principal Sellers have any reason to believe that, such treatment will be challenged by the IRS or otherwise.

	3.20	LABOR RELATIONS; COMPLIANCE.

	(a)	The Company has not been nor is it now a party to any
collective bargaining or other labor contract. There is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company relating to the alleged violation of any applicable law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Any noncompliance by the Company will not result in a material adverse effect on the Company.

	(b) 	The Company is, and at all times has been, in full
compliance in all material respects with, and has not been and is not in violation of or liable under, any Occupational Safety and Health Law. The Principal Sellers have no basis to expect, nor has either Principal Seller or the Company received, any actual or threatened order, notice, or other communication from any person of any actual or potential violation or failure to comply with any Occupational Safety and Health Law.

	3.21 	INTELLECTUAL PROPERTY.

	(a) 	Intellectual Property Assets--The term "Intellectual
Property Assets" includes:

		(i)	the Company name, all fictional business names, trade
names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

		(ii)	all patents, patent applications, and inventions and
discoveries that may be patentable (collectively, "Patents");

		(iii)	all copyrights in both published works and unpublished
works (collectively, "Copyrights"); and

		(iv)	all know-how, trade secrets, confidential information,
customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by the Company.

	(b) 	The Intellectual Property Assets are listed on Part 3.21
of the Disclosure Letter. Except for licensed computer software, the Company owns all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual
Property Assets.

	3.22	RELATIONSHIPS WITH RELATED PERSONS.  Except as disclosed
on Part 3.22 of the Disclosure Letter, (a) no Seller or
Principal Seller or any related person or affiliate of the Principal Sellers or of the Company has, or has had, any interest in any property used in the Company's business; and
(b) no Seller, Principal Seller or any related person or affiliate of Sellers, the Principal Sellers or of the Company is, or has owned, directly or indirectly, an equity interest or any other financial or profit interest in, an entity that has
(i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company; and (c) no Seller, Principal Seller or any related person or affiliate of Sellers or Principal Sellers or of the Company is a party to any contract with the Company.

	3.23	BROKERS OR FINDERS.  Except as disclosed on Part 3.23 of
the Disclosure Letter, neither the Company, Sellers, Principal
Sellers or their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Any brokers' or finders' fees listed in Part 3.23 shall be paid for by the Sellers.

	3.24	DISCLOSURE.  No representation or warranty of the
Principal Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Principal Sellers that has specific application to either Principal Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Principal Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

	4.	REPRESENTATIONS AND WARRANTIES OF BUYER

	Buyer represents and warrants to Sellers as follows:

	4.1	ORGANIZATION AND GOOD STANDING.  Buyer is a corporation
duly organized, validly existing, and in good standing under the laws of the State of Florida.

	4.2	AUTHORITY; NO CONFLICT.

	(a) 	This Agreement constitutes the legal, valid, and binding
obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.

	(b) 	Neither the execution and delivery of this Agreement by
Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

		(i) 	any provision of Buyer's Articles of Incorporation or
Bylaws;

		(ii) 	any resolution adopted by the board of directors or the
stockholders of	Buyer;

		(iii) 	any legal requirement or order to which Buyer may be
subject; or

		(iv) 	any contract to which Buyer is a party or by which Buyer
may be bound.

	(c)	Buyer is not and will not be required to obtain any consent
from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

	4.3	INVESTMENT INTENT.  Buyer is acquiring the Shares for its
own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

	4.4	CERTAIN PROCEEDINGS.  There is no pending proceeding that
has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

	4.5	BROKERS OR FINDERS.  Except as set forth in Schedule 4.5,
Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Any brokers' or finders' fees listed in Schedule 4.5 shall be paid for by the Buyer.

	4.6	PUBLIC FILINGS.  The Buyer's most recently filed Form 10-Q
and Form 10-K (as such Form 10-K has been updated and modified by any subsequent SEC filings with the Securities and Exchange
Commission) are accurate and complete and no material changes have occurred since the date thereof except as disclosed in a separate Disclosure Letter provided by Buyer to Principal
Sellers prior to Closing.

	5.	COVENANTS OF SELLERS PRIOR TO CLOSING DATE

	5.1	ACCESS AND INVESTIGATION.  Between the date of this
Agreement and the Closing Date, the Principal Sellers will, and will cause the Company and its representatives to, (a) afford
Buyer and its representatives and prospective lenders and their representatives (collectively, "Buyer's Advisors"), at Buyer's expense, full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors, at Buyer's expense, with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

	5.2	OPERATION OF THE BUSINESSES OF THE COMPANY.  Between the
date of this Agreement and the Closing Date, the Principal
Sellers will, and will cause the Company to: (a) conduct its business only in the ordinary course; and (b) use its best efforts to preserve intact the current business organization of the Company, keep available the services of its current officers, employees, and agents, and maintain the relations and good will with its suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company.

	5.3	NEGATIVE COVENANT.  Except as otherwise expressly permitted
by this Agreement, between the date of this Agreement and the Closing Date, the Principal Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

	5.4	NOTIFICATION.  Between the date of this Agreement and the
Closing Date, each Principal Seller will promptly notify Buyer in writing if such Principal Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Principal Sellers' representations and warranties as of the date of this Agreement, or that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

	5.5	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.  Except as
expressly provided in this Agreement, the Principal Sellers will cause all indebtedness owed to the Company by any Seller or any related person of any Seller to be paid in full prior to Closing.

	5.6	NO NEGOTIATION.  Until such time, if any, as this Agreement
is terminated pursuant to Section 8, the Principal Sellers will not, and will cause the Company and each of its representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Buyer) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

	5.7	BEST EFFORTS.  Between the date of this Agreement and the
Closing Date, the Principal Sellers will use their best efforts to cause the conditions in Section 6 to be satisfied.

	6.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

	Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

	6.1	ACCURACY OF REPRESENTATIONS.  All of the Principal Sellers'
representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, unless the same is waived by the Buyer, and which shall be deemed waived to the extent
Buyer accepts the same and closes the transactions evidenced hereby.

	6.2	SELLERS' PERFORMANCE.  All of the covenants and obligations
that Sellers and Principal Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

	6.3	CONSENTS.  Each of the consents identified in Part 3.2 of
the Disclosure Letter must have been obtained and must be in full force and effect.

	6.4	ADDITIONAL DOCUMENTS.  Each of the following documents must
have been delivered to Buyer:

	(a) 	an opinion of counsel to the Company, the Principal
Sellers and the Sellers, dated the Closing Date, in form reasonably acceptable to Buyer; and

	(b) 	such other documents as Buyer may reasonably request for
the purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.4(a); (ii) evidencing the accuracy of any of the Principal Sellers' representations and warranties;
(iii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller; (iv) evidencing the satisfaction of any condition referred to in this
Section 6; or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

	6.5	NO PROCEEDINGS.  Since the date of this Agreement, there
must not have been commenced or threatened against Buyer, Principal Sellers, Sellers or the Company, or against any person affiliated with Buyer or the Principal Sellers or the Company, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

	6.6	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.  There
must not have been made or threatened by any person (other than the Sellers) any claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

	7.	CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

	Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

	7.1	ACCURACY OF REPRESENTATIONS.  All of Buyer's
representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date, unless the same is waived by the Sellers, and which shall be deemed waived to the extent Seller accepts the same and closes the transactions contemplated hereby.

	7.2	BUYER'S PERFORMANCE.  All of the covenants and obligations
that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects.

	7.3	CONSENTS.  Each of the consents identified in Part 3.2 of
the Disclosure Letter must have been obtained and must be in full force and effect.

	7.4	ADDITIONAL DOCUMENTS.  Buyer must have caused the following
documents to be delivered to Sellers:

	(a) 	an opinion of Womble Carlyle Sandridge & Rice, PLLC, dated
the Closing Date, in form reasonably acceptable to Seller; and

	(b) 	such other documents as Sellers may reasonably request for
the purpose of (i) enabling their counsel to provide the opinion referred to in Section 6.4(a); (ii) evidencing the accuracy of any representation or warranty of Buyer; (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (iv) evidencing the satisfaction of any condition referred to in this Section 7; or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

	7.5	NO PROCEEDINGS.  Since the date of this Agreement, there
must not have been commenced or threatened against Buyer, the Principal Sellers or Sellers or the Company, or against any person affiliated with Buyer or the Principal Sellers or the Company, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

	8.	TERMINATION

	8.1	TERMINATION EVENTS.  This Agreement may, by notice given
prior to or at the Closing, be terminated:

	(a) 	by either Buyer or the Principal Sellers if a material
breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

	(b) (i) 	by Buyer if any of the conditions in Section 6 has not
been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Principal Sellers, if any of the conditions in Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

	(c) 	by mutual consent of Buyer and the Principal Sellers; or

 (d) 	by either Buyer or the Principal Sellers if the Closing
has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 1997, or such later date as the parties may agree upon.

	8.2	EFFECT OF TERMINATION.  Each party's right of termination
under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive.

	9.	INDEMNIFICATION; REMEDIES

	9.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY
KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(vi), 2.4(b)(iii) and any other certificate or document delivered pursuant to this Agreement will survive the Closing for such time as is set forth in
Section 9.4.  The right to indemnification, payment of Damages
(as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

	9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY PRINCIPAL
SELLERS. The Principal Sellers and the Trust, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified
Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense
(including costs of investigation and defense and reasonable attorneys' fees based on actual time expended and normal hourly rates) or diminution of value (in each event to the extent ascertainable), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

	(a) 	any breach of any representation or warranty made by
Sellers or the Principal Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers or the Principal Sellers pursuant to this Agreement;

	(b) 	any breach by Sellers or the Principal Sellers of any
covenant or obligation in this Agreement;

	(c) 	any product shipped or manufactured by, or any services
provided by, the Company prior to the Closing Date;

	(d) 	any claim by any person for brokerage or finder's fees or
commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either the Principal Sellers or the Company (or any person acting on their behalf) in connection with any of the Contemplated Transactions;

	(e)	the allocation of the Purchase Price consideration as set
forth in Section 2.4(b); and

	(f)	any taxes (including interest or penalties relating
thereto) due or claimed to be owed by the Company with respect to any period prior to Closing, but excluding with respect to any tax return due prior to Closing, any state or federal income taxes for fiscal year 1997.

	The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified persons.

	Neither the Principal Sellers nor the Sellers shall have any post-closing liability to Buyer or its successors and assigns with respect to the operation of the business by Buyer or the use by Buyer or condition of the assets of the Company occurring after Closing.

 	9.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.  Buyer
will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any product shipped or manufactured by or any services provided by the Company after the Closing Date, or
(d) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on its behalf) in connection with any of the Contemplated Transactions.

	9.4	TIME LIMITATIONS.  If the Closing occurs, the Principal
Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.3, 3.10, 3.12 and 3.18, unless on or before the third (3rd) anniversary of the Closing Date Buyer notifies the Principal Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 3.3 may be made at any time, and a claim with respect to Sections 3.10, 3.12 or 3.18, or a claim for indemnification or reimbursement based upon the Sellers' or Principal Sellers' failure to perform any covenant herein, may be made at any time during the applicable statute of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the third
(3rd) anniversary of the Closing Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

	9.5	PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

	(a) 	Promptly after receipt by an Indemnified Person of notice
of the commencement of any proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

	(b) 	If any proceeding referred to in Section 9.5(a) is brought
against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this
Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within thirty (30) days after such notice is given, give notice to the Indemnified
Person of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person; provided that, during such thirty (30) day period, the indemnifying party will file any answer due and otherwise take any action required to prevent a default or preserve a claim or defense in such matter prior to the expiration of such thirty (30) day period.

	(c) 	Notwithstanding the foregoing, if an Indemnified Person
determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

	9.6	PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.  A claim for
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

	10.	GENERAL PROVISIONS

	10.1	EXPENSES.  Each party to this Agreement will bear its
respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

	10.2	PUBLIC ANNOUNCEMENTS.  Any public announcement or similar
publicity with respect to this Agreement or the Contemplated
Transactions will be issued at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by applicable law, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

	10.3	CONFIDENTIALITY.  Between the date of this Agreement and
the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written information stamped "confidential" when originally furnished by another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated
Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

	10.4	NOTICES.  All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand
(with written confirmation of receipt), (b) delivered by U.S. certified mail, postage prepaid, which shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

	Principal Sellers	Robert E. Mazurek
	or the Trust:		3409 Donnington Court
				Greensboro, North Carolina 27407

	with a copy to:	Charles A. Alt, Esq.
				Wyatt Early Harris & Wheeler, LLP
				1912 Eastchester Drive
				High Point, North Carolina 27265-1405
				Facsimile No.:   (910) 889-5232

	Buyer: 		Transit Group, Inc.
				3350 Cumberland Circle, Suite 1900
				Atlanta, Georgia  30339
				Attention:  Philip A. Belyew, President
				Facsimile No.:  (770) 984-5401


	with a copy to:	G. Donald Johnson, Esq.
				Womble Carlyle Sandridge & Rice, PLLC
				1275 Peachtree Street, N.E., Suite 700
				Atlanta, Georgia  30309
				Facsimile No.:  (404) 888-7490

	10.5	FURTHER ASSURANCES.  The parties agree (a) to furnish upon
request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

	10.6	WAIVER.  The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

	10.7	ENTIRE AGREEMENT AND MODIFICATION.  This Agreement
supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated May 7, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

	10.8	DISCLOSURE LETTER.  The disclosures in the Disclosure
Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly refer. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

	10.9	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.
Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

	10.10	SEVERABILITY.  If any provision of this Agreement is held
invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


	10.11	SECTION HEADINGS, CONSTRUCTION.  The headings of Sections
in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

	10.12	TIME OF ESSENCE.  With regard to all dates and time
periods set forth or referred to in this Agreement, time is of the essence.

	10.13	GOVERNING LAW.  This Agreement will be governed by the
laws of the State of North Carolina without regard to conflicts of laws principles.

	10.14	COUNTERPARTS.  This Agreement may be executed in one or
more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

	IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


BUYER:

TRANSIT GROUP, INC.
f/k/a General Parcel Service, Inc.

(SIGNED)
------------------------------
PHILIP A. BELYEW, President

ATTEST

(SIGNED
______________________________
WAYNE N. NELLUMS


[CORPORATE SEAL]

PRINCIPAL SELLERS:

(SIGNED)
______________________________
ROBERT E. MAZUREK

(SIGNED)
______________________________
JOANN MAZUREK


[EXECUTION CONTINUED ON FOLLOWING PAGE]
[EXECUTION CONTINUED FROM PREVIOUS PAGE]

THE TRUST:
THE ROBERT E. MAZUREK AND JOANN E.
MAZUREK IRREVOCABLE UNITRUST


BY: (SIGNED)
   ____________________________________
			_____________________________, Trustee

THE "ESOP":
THE CAROLINA PACIFIC DISTRIBUTORS, INC.
EMPLOYEE STOCK OWNERSHIP PLAN

BY: (SIGNED)
____________________________________
ROBERT E. MAZUREK, Trustee